Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES EARLY TENDER RESULTS FOR ITS OFFER TO
EXCHANGE ITS 5.000% SENIOR UNSECURED NOTES DUE IN MAY 2017

NEW YORK — December 22, 2016 — CIT Group Inc. (NYSE: CIT) (the “Company”), www.cit.com, a leading provider of commercial lending and leasing services, today announced the early tender results of of its previously announced offer to exchange (the “Exchange Offer”) any and all of its outstanding 5.000% Senior Unsecured Notes due 2017 (the “Old Notes”) for its newly issued 5.000% Senior Unsecured Notes due 2018 (the “New Notes”), pursuant to the terms and conditions set forth in the offering memorandum dated December 8, 2016 (the “Offering Memorandum”), and related Letter of Transmittal. CIT is conducting the Exchange Offer of Old Notes for New Notes with a maturity date that is one year later than the maturity date of the Old Notes in order to provide CIT greater financial flexibility.

As of 5:00 p.m., New York City time, on December 21, 2016 (the “Early Deadline”), according to D.F. King & Co, Inc., the exchange agent and information agent for the Exchange Offer, approximately $955.9 million, or 79.1%, of the aggregate principal amount of outstanding Old Notes, have been validly tendered and not withdrawn in the Exchange Offer.

Old Notes tendered prior to the Early Deadline will be exchanged on December 23, 2016. In addition to $1,000 in principal amount of New Notes per $1,000 principal amount of Old Notes accepted for exchange on December 23, 2016, all holders of such Old Notes accepted for exchange will also receive a cash payment of accrued and unpaid interest from the last interest payment date on the Old Notes to but not including December 23, 2016. The New Notes will accrue interest from and including December 23, 2016.

The Exchange Offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on January 6, 2017 (the “Expiration Time”). Holders who tender after the Early Deadline but prior to the Expiration Time will be eligible to receive the Exchange Consideration of $997.50 in principal amount of New Notes per $1,000 principal amount of Old Notes for any Old Notes accepted in the Exchange Offer. The New Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company will not accept any tender that would result in the issuance of less than $2,000 principal amount of New Notes. The withdrawal deadline has passed and holders may no longer withdraw their Old Notes tendered in the Exchange Offer.

The Exchange Offer is subject to certain customary conditions described in the Offering Memorandum. The Exchange Offer is not subject to any minimum principal amount of Old Notes being tendered in the Exchange Offer. The Company reserves the right to amend, extend or terminate the Exchange Offer at any time subject to applicable law.

2

The Exchange Offer and the issuance of the New Notes have not and will not be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws and, unless so registered, the New Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof. Accordingly, the New Notes are being offered and will be issued only to (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) and (ii) non-“U.S. persons” who are outside the United States in compliance with Regulation S under the Securities Act (“Regulation S”). Non U.S.-persons may also be subject to additional eligibility criteria.

Available Documents and Other Details

Documents relating to the Exchange Offer will only be distributed to holders of the Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S for purposes of applicable securities laws. Holders of Old Notes who desire to complete an eligibility form should either visit http://www.dfking.com/cit or request instructions by sending an e-mail to cit@dfking.com or by calling D.F. King & Co., Inc., the information and exchange agent for the Exchange Offer, at 800-628-8536 (U.S. toll-free) or 212-269-5550 (banks and brokers).

The complete terms and conditions of the Exchange Offer are set forth in the Offering Memorandum and related Letter of Transmittal. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the New Notes. The Exchange Offer is only being made pursuant to the Offering Memorandum and the related Letter of Transmittal. The Exchange Offer is not being made to holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The New Notes have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the Offering Memorandum.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements.

3

All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We describe risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE:CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing, and advisory services principally to middle-market companies across a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. www.cit.com

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Matt Klein	Barbara Callahan
Director	Senior Vice President
(973) 597-2020	(973) 740-5058
Matt.Klein@cit.com	Barbara.Callahan@cit.com